Exhibit 10.3

September 24, 2008

Mr. Donald J. Wadas

21 Bear Path

Hampton, NH 03842

Dear Don:

It is a distinct pleasure to offer you the position of Senior Vice President of Worldwide Field Operations with Soapstone Networks, Inc. (the “Company”). In this capacity you will report to Mr. William Leighton, President and Chief Executive Officer. Your starting bi-weekly base salary will be $8,076.93, which annualized is $210,000.18.

During your employment you will be eligible to participate in a Sales Incentive Plan (the “Plan”) to be formally developed and approved by the Board of Directors within the next six (6) months, with a target of 100% of base annually. For the first six months you will be eligible for the following: (i) a one-time bonus of $35,000 (the “Bonus”) to be paid within the first 30 days of your employment and (ii) a non-recoverable draw equal to $70,000 (the “Draw”) to be paid pro-rata with your bi-weekly payroll over the six month period from your hire date. After such six month period, incentives will be based and paid solely under the terms and scope of the Plan and sales revenue attained. Half of the Bonus and Draw, or $52,500, will be considered payment against your 2009 Sales Incentive under the Plan. If you voluntarily terminate from the company within the first six months of employment, you will be required to pay back all Bonus and Draw amounts received. The Plan, once implemented, may be varied from time to time at the sole discretion of the Company, and the targets, and sales quotas are likely to vary from year to year.

In your role, you will be considered an “executive officer” of the Company as that term is used in rules and regulations proscribed by the Securities and Exchange Commission (the “SEC”). Consequently, you will be responsible for compliance with all SEC rules and regulations applicable to executive officers.

You will also be granted an option to purchase 100,000 shares of Soapstone Networks, Inc. Common Stock with an exercise price per share equal to the fair market value of the Soapstone Common stock on the date of grant. The stock will vest over four years at 25% per year. After your first anniversary, the remaining shares vest on a per month basis of 2.0833%. All stock grants are subject to the terms and conditions of the Corporation’s 2008 Global Stock Plan and subject to approval by the Board of Directors.

You will be covered for six (6) months of severance base pay and benefits and receive certain accelerated vesting of stock options in the event of a termination of your employment by the Company without cause, all as under the terms of the attached severance agreement.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Soapstone employees. Soapstone’s benefits are described in the enclosed document titled “Employee Benefits Programs 2008”. The Company offers three medical insurance plans to choose from, Blue Cross/Blue Shield of New England-HMO, Blue Cross and Blue Shield HMO Enhanced Value and Blue Cross/Blue Shield-PPO. Other benefits include Delta Dental plan with orthodontia coverage, a 401(k) Savings and Retirement Plan with a company match, pre-tax medical and dependent care programs, VSP vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Soapstone also offers vacation (accrued up to 15 days) and holidays (10 days plus 1 floater). Please note that the Company reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please plan on arriving promptly at 9:00 a.m. at the Concord Road facility on your first day of employment for Benefits Orientation with a member of the Human Resources group. Bill Leighton will be available following orientation to assist you with your initial introduction and assimilation to Soapstone.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver’s license and a U. S. birth certificate or U. S. Social Security card. Please refer to I-9 Form enclosed for all other types of acceptable documentation.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date and return it to me. If you wish to fax a copy to me, please send directly to my office at 978-715-2397.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will”. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that the Company will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Soapstone Networks is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Monday, September 29, 2008. This offer supercedes all prior offers, both verbal and written.

Don, we are very pleased by the prospect of your joining the Soapstone team and we are sure that you will play an important role in the future success of the Company.

Sincerely,

Diane Brown

Director, Human Resources

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is “at-will” which means that either the Company or I can terminate the employment relationship at any time, either with or without cause or notice.

Accepted by:	/s/ Donald Wadas	Date: 9/24/08

Start Date:	10/16/08

Enclosures:	2008 Benefits Summary for Full-Time Employees
Invention, Non-disclosure and Non-Compete Agreement
I-9 Form
BC/BS HMO and PPO Plan Descriptions
Delta Dental Plan Description
2008 Global Stock Plan
2000 ESPP Plan